Exhibit 15.4

Our ref	JUH/660390-000001/8046428v2
Direct tel	+852 3690-7431
E-mail	juno.huang@maplesandcalder.com

Jiayuan.com International Ltd.

15th Floor, Anhua Development Building

No.35 An Ding Road

Chao Yang District

Beijing, China

16 April 2015

Dear Sir

Jiayuan.com International Ltd. (the “Company”)

We have acted as legal advisers as to the laws of the Cayman Islands to Jiayuan.com International Ltd. an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2014 (“Form 20-F”).

We hereby consent to the reference of our name under the heading “You may have difficulties in enforcing judgments obtained against us” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder

Maples and Calder